Exhibit 99.1

Bar Harbor Bankshares Increases Quarterly Cash Dividend

BAR HARBOR, Maine--(BUSINESS WIRE)--July 19, 2011--Bar Harbor Bankshares (NYSE Amex: BHB), today announced that its Board of Directors declared a quarterly cash dividend of 27.5 cents per share of common stock, representing an increase of 0.5 cents or 1.8% from prior quarter, and an increase of 1.5 cents or 5.8% compared with the third quarter of 2010. The quarterly cash dividend is payable to all shareholders of record as of the close of business August 17, 2011 and will be paid on September 15, 2011.

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with twelve branch office locations serving down east and mid coast Maine.

CONTACT:
Bar Harbor Bankshares
Joseph M. Murphy, 207-288-3314
President and CEO